Exhibit 99.4

July 12, 2011

Vical Incorporated

10390 Pacific Center Court, San Diego

California, 92121

USA

Dear Mesdames & Sirs,

Re:    Notification to City of Hope

Reference is made to the U.S. License Agreement dated July 12, 2011 (“U.S. License Agreement”) between Vical Incorporated (“Vical”) and Astellas Pharma Inc. (“Astellas”), which provides for Vical’s grant of the sublicense to Astellas under U.S. Patent No. 6,133,433 (“Subject Patent”), which has been licensed to Vical by City of Hope.

Unless otherwise defined in this letter agreement, the definitions of the U.S. License Agreement shall be also applicable to this letter agreement.

As the result of recent discussion between City of Hope and Vical, Vical has confirmed with City of Hope that (i) Astellas shall have the right to grant to its Affiliate(s) (for so long as each Affiliate sub-licensee remains an Affiliate) further sublicenses under the Subject Patent without the consent of City of Hope, provided that the terms of such further sublicenses are not inconsistent with the terms of the license agreement between Vical and City of Hope, (ii) Astellas’ Affiliate sub-licensees shall not have the right to grant further sub-licenses to any third party and (iii) though Astellas will not be required to provide a copy of any sublicense agreement with its Affiliate, within sixty (60) business days following the effective date of each such sublicense, Vical shall provide to City of Hope notice that such sublicense has been granted, identifying the name and address of the sublicensee. (It is confirmed that “Affiliate” means each and any subsidiary, parent, closely-held or other corporation, partnership, limited liability company, or other legal entity in which Astellas owns or controls fifty percent (50%) or more of such entity’s stock, voting securities or other right to elect or control management, or where such entity owns or controls, fifty percent (50%) or more of Astellas’ stock, voting securities or other right to elect or control management.)

In order for Vical’s due performance of notifying obligation mentioned above in case of Astellas’ sublicense to its Affiliate(s) under the Subject Patent, Astellas agrees to provide to Vical a notice that such sublicense has been granted, identifying the name and address of the sublicensee within thirty (30) business days following the effective date of each such sublicense.

If the foregoing correctly reflects your understanding and our notifying obligation mentioned above is acceptable to you, please so indicate by signing at the space provided below and return to us one executed original of this letter agreement.

Yours faithfully,

Astellas Pharma Inc.

/s/ Chihiro Yokota
Chihiro Yokota
Corporate Officer
Vice President, Licensing & Alliances

Agreed and accepted by:

Vical Incorporated

/s/ Igor Bilinsky
Igor Bilinsky
Senior Vice President,
Corporate Development